Exhibit 99.1

FOR IMMEDIATE RELEASE

January 16, 2018

TEGNA Board Elects Gina Bianchini as New Director

McLEAN, VA – Gina Bianchini has been elected to the Board of Directors of TEGNA Inc. (NYSE: TGNA), effective February 26, 2018, the company announced today. Bianchini is the founder and chief executive officer of Mighty Networks, a software platform for entrepreneurs and online businesses to instantly grow their own interest-based social networks.

“Gina is a highly respected and well-known Silicon Valley entrepreneur with a deep expertise in social media and community building technology platforms,” said Marge Magner, TEGNA chairman. “Her vast digital and start-up experience makes her a perfect complement to TEGNA’s Board. She will be a welcome voice as TEGNA continues to innovate and grow our company.”

“Gina is a dynamic entrepreneur and leader who has a passion for using technology to connect people around common interests,” said Dave Lougee, president and CEO, TEGNA. “That experience mirrors our purpose of serving the greater good of our local communities, and her insights will be invaluable as we continue to transform our company in this digital age.”

Prior to founding Mighty Networks, Bianchini co-founded Ning, the largest social platform for niche communities of interests and passions online. Bianchini served as chief executive officer from its inception in 2004 until 2010.

Bianchini serves on the Board of Directors of Scripps Networks Interactive (NASDAQ: SNI). She also co-founded Leanin.Org, a thriving organization dedicated to supporting women leaning into their ambitions.

Bianchini graduated with honors from Stanford University and received her M.B.A from Stanford Business School.

With Bianchini’s election, TEGNA has 11 directors.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. With 46 television stations in 38 markets, TEGNA delivers relevant content and information to consumers across platforms. It is the largest owner of top 4 affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. Each month, TEGNA reaches 50 million adults on-air and 35 million across its digital platforms. TEGNA has been consistently honored with the industry’s top awards, including Edward R. Murrow, George Polk, Alfred I. DuPont and Emmy Awards. TEGNA delivers results for advertisers through unparalleled and innovative solutions including OTT local advertising network Premion, centralized marketing resource Hatch, and G/O Digital, a one-stop shop for local businesses to connect with consumers through digital marketing. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Steve Kidera

Manager, Corporate Communications

703-873-6434

skidera@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-873-6917

jheinz@TEGNA.com